Exhibit 99.1

SONUS NETWORKS APPOINTS BEATRIZ INFANTE TO

BOARD OF DIRECTORS

Former Chairman, President And CEO Of Aspect Communications Brings Further
Industry and Market Expertise to Leading Provider Of IP Communications Technology

WESTFORD, MA, January 14, 2010 - Sonus Networks, Inc. (Nasdaq: SONS), providing network transformation through IP communications technology, today announced that Beatriz Infante was appointed to its Board of Directors, effective January 10, 2010.  With a career spanning thirty years, Ms. Infante brings extensive experience in growing market-leading businesses across multiple market segments including telecomm, semiconductors and enterprise software.  Having served as the chief executive officer for multiple private and public companies, Ms. Infante complements the expertise of the current Board and brings further depth of knowledge to the Company’s strategic leadership.

Ms. Infante is currently the chief executive officer of BusinessExcelleration LLC, a strategic business consultancy, and previously served as the chief executive officer of VoiceObjects Inc. (now Voxeo Corporation) from March 2006 to December 2008.  From December 2004 to June 2005, Ms. Infante served as chief executive officer of Sychron Inc., which was sold to an investor group.  From October 1998 to October 2003, Ms. Infante held various positions with Aspect Communications, including the roles of chairman, president and chief executive officer.

“Beatriz’s extensive experience within the communications industry makes her a valuable addition to our Board,” commented Howard Janzen, chairman of the board at Sonus Networks.  “Beatriz shares the Sonus commitment to profitable growth and building long-term shareholder value.  We look forward to working with her.”

In addition to her current role as chief executive officer for BusinessExcelleration, Ms. Infante is also an Executive-in-Residence at U.S. Venture Partners, a leading Silicon Valley venture capital firm.  She currently serves on the Advisory Committee to the Princeton University School of Engineering and Applied Science and is an advisor and investor in several early-stage technology companies.  Previously, Ms. Infante held board positions with Silicon Valley Leadership Group, Joint Venture Silicon Valley Network, Netli, Sychron and PlanetWeb, and has served as chair of the technology subcommittee of the Silicon Valley Blue Ribbon Task Force on Aviation Security and Technology.

Ms. Infante holds a Bachelor of Science and Engineering degree in Electrical Engineering and Computer Science from Princeton University and holds an MS in Engineering and Computer Science from California Institute of Technology.

In January 2009, Sonus Networks announced that, under the terms of a settlement agreement with Legatum Capital, two new independent seats would be introduced to the Sonus Board of Directors.  The seats would be nominated by Legatum Capital and subject to Sonus’ normal nominating process.  This latest appointment is the result of a nomination by Legatum Capital and increases the number of Directors on the Board to nine members.  Two of the current Directors on the Sonus Board have been appointed following successful nominations by Legatum Capital.

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About Sonus Networks

Sonus Networks, Inc., providing network transformation through IP communications technology, is leading the evolution of communications networks to support the multi-device demands of today’s digital lifestyle.  Sonus solutions and services enable fixed, mobile and cable operators to gain network awareness and new multi-media capabilities essential to retaining and expanding their subscriber base.  Through standards-based interoperable solutions and services, Sonus extends the investments made in traditional networks by enabling operators to seamlessly migrate to next generation technology and deliver the secure, reliable, scalable and cost-effective network needed to grow their business.

Sonus maintains a website www.sonusnet.com.  By including the foregoing website address, Sonus does not intend to incorporate by reference material contained on such website.

This release may contain forward-looking statements regarding future events that involve risks and uncertainties. Readers are cautioned that these forward-looking statements are only predictions and may differ materially from actual future events or results.  For a discussion of the risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009, June 30, 2009 and September 30, 2009.  Risk factors include, among others: our ability to align our cost structure with market conditions, our internal control over financial reporting and our ability to report our financial results timely and accurately; the unpredictability of our quarterly financial results; risks and uncertainties associated with the Company’s previous restatement of its historical stock option granting practices and accounting, including regulatory actions; actions that may be taken by significant shareholders; risks associated with the right-sizing and re-alignment of our business; and the impact the current global financial market conditions may have on the telecommunications industry.  Any forward-looking statements represent Sonus’ views only as of the date as of which they are made and should not be relied upon as representing Sonus’ views as of any subsequent date.  While Sonus may elect to update forward-looking statements at some point, Sonus specifically disclaims any obligation to do so, except as required by law.

Sonus is a registered trademark of Sonus Networks, Inc. All other company and product names may be trademarks of the respective companies with which they are associated.

For more information, please contact:

Sonus Media & Investor relations:

Lucy Millington

T - 978-614-8240

lmillington@sonusnet.com